Exhibit 10.35

TERMS AND CONDITIONS COVERING ALL
CONTRACTS BETWEEN CUSTOMER AND METCOM INC.

1. Payment - a) Nonrecurring charges, including construction, are due in advance. Recurring charges shall be due in advance on the first day of each month; billing shall commence upon completed installation according to Industry StandardsAny undisputed amount not received within 30 days of the invoice date shown on the applicable bill will be subject to Metcom’s standard late charge of 1 ½ % per month. b) Customer agrees to pay any sales, use, gross receipts, excise, access, bypass or other Local, State and Federal taxes or charges, imposed on or based upon the provision, sale or use of the Services provided. Taxes will be separately stated on Customer’s invoice.

2. Use - Customer may use the Services available for any lawful purpose for which they are intended.

3. Service Term - a) Metcom shall use reasonable efforts to make Services available by the estimated service date, as set out on the Service Order Metcom shall not be liable for any damages whatsoever resulting from delays in meeting any service dates due to delays resulting from normal construction procedures. Such delays include, but not limited to, delays in obtaining necessary regulatory approvals for construction, delays in obtaining rights of way approvals, and delays in actual construction work. If customer is not ready to accept Metcom Services 30 days after the estimated service date, Metcom will commence billing. b) After the term of this contract, if the Customer has not given Metcom 90 days written notice of its intent to disconnect and termination of this contract, the contract will be automatically renewed on a month-to-month basis, or other agreed renewal term and the Customer may then disconnect upon 30 days written notice.

4. Customer Responsibilities- a) Access - Customer is responsible for arranging access to any rights of way, conduit and equipment space necessary to provide Services on the premises so that Metcom-authorized personnel, employees, or agents may install, repair, maintain, inspect, replace or remove any and all facilities and associated equipment provided by Metcom. Access to such sites shall be made available at a time mutually agreeable to Customer and Metcom. Metcom shall also have the right to obtain access to its cable installed in customer-provided conduit at any splice or junction box.

     b) Provision of Equipment Space, Conduit. and Electrical Power- Customer shall provide the necessary equipment space, conduit, and electrical power required to terminate and maintain facilities used to provide Services on all applicable premises without charge or cost to Metcom. The space, conduit, and power must be available to Metcom on a timely basis. Customer shall be responsible for assuring that the equipment, space and work are protected against fire, theft, vandalism or other casualty, and that the use thereof complies with all applicable laws, rules and regulations and with all applicable leases or other contractual agreements.

     c) Governmental Authorizations- Customer shall be responsible to obtain and continue in effect all government authorizations necessary to permit Customer to receive Services and comply with its obligations under this Contract.

5. Equipment - a) Title - Customer agrees that all right, title and interest in all the equipment provided by Metcom hereunder shall remain exclusively with Metcom. Customer shall not create or permit to be created any liens or encumbrances relating to Customer’s use of the Services or arising from the location of the equipment. Upon termination of Services, Metcom shall remove its equipment and shall have the right, but not the obligation, to remove all other facilities from any applicable premises.

b) Maintenance - Metcom shall use reasonable efforts to maintain the services in accordance with applicable performance standards therefor. There are no additional charges for Metcom maintenance Services. However, Metcom shall have no responsibility for maintenance and repair of facilities and equipment which it does not furnish and Metcom may assess Customer its standard charge for any false call outs.

6. Default- If Customer (a) shall fail to pay any amount required under this contract and such failure continues for ten days after written notice to Customer that the same is due and payable, or (b) fails to comply with other material provision of this Contract and such noncompliance continues for thirty days after written notice to Customer thereof, then Metcom at its sole option, may elect to pursue one or more of the following courses of action: either (i) terminate this contract whereupon in addition to all sums then due and payable all future monthly or other charges thereunder or hereunder shall become immediately payable (discounted to the present value at 6%), (ii) take appropriate action to enforce payment, including suspension of all or any part of the Service, and/or (iii) pursue any other remedies as may be provided at law or in equity.

7. Limitations of Liability

     a) Liability for Service Interruptions- To the extent that any part or portion of the Services is unavailable, interrupted, degraded or otherwise unsatisfactory for any reason, Metcom and Customer agree that Customer’s sole and exclusive remedy shall be the credit allowances for interruptions as provided in Section 9.

     b) Liability for Damages to Property - Metcom shall not be liable for any damages whatsoever to property at any Customer premises resulting from the installation, maintenance, repair or removal of equipment and associated wiring, unless the damage is caused by Metcom willful misconduct or negligence.

     c) Liability for Services and Equipment Not Provided by Metcom - Metcom shall not be liable for any damages whatsoever associated with services channels, or equipment which it does not famish or for any act or omission of any entity furnishing to Customer facilities or equipment used for or with the Services.

     d) Liability for Force Majeure Events - Metcom shall not be liable for any failure of performance or Services for reasons beyond its reasonable control including casualty, condemnation, or loss of rights of way.

     e) Liability for Negligence or Fault of Customer - Metcom shall not be liable for any interruptions or damages due to the fault or negligence of Customer or due to the failure or malfunction of Customer provided equipment or facilities.

     f) Liability Regarding Governmental Authorization - Metcom shall use best efforts to obtain and keep in effect all government authorizations necessary, in order to provide Services under this Contract. Metcom and Customer shall be entitled to take and shall have no liability for any action necessary including termination, to bring the Services into conformance with any governmental regulations or authorizations, and Metcom and Customer shall fully cooperate in and take such action as may be requested by Metcom or Customer as part of such compliance.

     g) No Special Damages - In no event shall Metcom be liable for special consequential, exemplary, or punitive damages as a result of its performance or nonperformance of this Contract.

8. Termination - Metcom may terminate this contract without liability and Customer’s payment will be apportioned if a) the facilities used to provide service are taken by exercise of condemnation or eminent domain; or b) the facilities in Metcom’s judgement, be made inoperable and beyond economically or technologically feasible repair. Should customer terminate contract prior to completion of agreed term, Customer is liable to pay Metcom the monthly price differential between the actual Initial term completed and the contractual term pricing or the balance of the contract whichever is less.

9. Credit Allowances - A credit allowance will be given when Service is Interrupted, except as specified below. An Interruption period begins when Customer reports an interruption in Service to Metcom.

     a) Credit allowance does not apply to interruptions: (i) caused by Customer, (ii) due to failure of power or equipment provided by Customer or others; (iii) during any period in which Metcom is not given access to the service premises; (iv) due to scheduled maintenance and repair.

     b) Interruptions of 24 hours or less

Interruption Length	Credit

Less than 30 Min.	None
30 Min - 2 Hr 59 Min	1/10 day
3 Hr - 5 Hr 59 Min	1/5 day
6Hr-8Hr59Min	2/5 day
9 Hr-11 Hr 59 Min	3/5 day
12 Hr -14 Hr 59 Min	4/5 day
15 Hr- 24 Hr	One day

     c) Interruptions over 24 Hours- Interruptions over 24 hours will be credited 1/5 day for each 3-hour period or fraction thereof. No more than one full days credit will be allowed for any period of 24 hours.

10. Indemnification - Metcom shall be indemnified, defended and held harmless by Customer against all claims, suits, proceedings, expenses, losses, liabilities, or damages (collectively “Claims”) arising from the use of Services pursuant to this Contract involving: a) Claims of thirdparties, including patrons or customers of Customer, arising out of resulting from, or related to the Customer’s resale or attempted resale of the Services; b) Claims for libel, slander, invasion of privacy, or infringement of copyright arising from communication using the Service; c) All other claims arising out of any act or omission of Customer, or customers or patrons of Customer, in connection with the Services made available to Customer or term of this Contract. Customer agrees to defend Metcom against any such claim and to pay, without limitation, all litigation costs, reasonable attorney’s fees and court costs, settlement payments, and any damages awarded or resulting from such claim.

Notwithstanding the foregoing, each Party shall protect, defend, indemnify and hold harmless the other Party.nd its directors, officers, and employees from any and all claims, losses, demands, suits or other action or any liabilities whatsoever, including, but not limited to, costs and attorney fees, whether suffered, made or asserted by any entity for property damage, personal injury to or death of any person, or for losses, damages or destruction of property, whether or not owned by others, resulting from any failure on its part to perform or comply with any other terms or conditions of this Agreement, or any violation of applicable law, regulation, or authority. Indemnities and assumptions of liabilities and obligations, in law or equity, herein provided for shall continue in full force and effect for the applicable statute of limitations.

     11. Assignment - Metcom may, without obtaining any further consent from Customer, assign any of its rights, privileges, or obligations under this Contract. Customer shall not, withoutpnor written consent of Metcom, which consent shall not be unreasonably withheld or delayed, assign, transfer, or in any manner dispose of any of its rights privileges, or obligations under this Contract.

     12. Warranties - THERE ARE NO AGREEMENTS, WARRANTIES, OR REPUSER—TATIONS, EXPRESS OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT THOSE EXPRESSLY SET FORTH HEREIN.

     13. Miscellaneous - This Contract may be modified, waived or amended only by a written instrument signed by the party against which enforcement thereof is sought, shall be binding upon the parties’ respective successors and assigns, and constitutes the entire agreement between Metcom and Customer.

The rights and obligations of the parties under this Contract shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Agreed to by Authorized Signature:
By: /s/ Christopher V. Reeping
Christopher V. Reeping
V.P.-Prepaid Operations
9/5/2002